Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-185269 of our report dated December 4, 2012 relating to the financial statements of TMM Holdings Limited Partnership, which includes an explanatory paragraph indicating that the financial information of the predecessor and successor periods is not comparable, and our report dated December 4, 2012 relating to the balance sheet of Taylor Morrison Home Corporation appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

January 15, 2013